                                                                 EXHIBIT 10.26
1 May, 1999


Mr A Vought
1499 Edgewood Drive
Palo Alto
CA 94301
USA



Dear Andy

I am delighted to inform you that your FY2000 bonus program has been set at $75,000 against objectives to be agreed with myself.

All other terms of employment remain unchanged, namely:

1.  Title of Senior Vice President and Chief Financial Officer.

2. Commencement date, 16 September, 1997. During your term of employment with Virata, you will devote your full time, skill and attention to your duties and responsibilities, and shall perform them faithfully in order to further the business goals of Virata and its affiliated entities.

3.  Salary of $182,750pa.

4. Virata will give you 18 months notice (or pay in lieu of notice) if your employment is terminated for any reason other than for cause. We would ask that you give 6 months notice to the Company. As a specific change to the normal terms of the Company's Share Option Scheme, your share options will continue to vest throughout the notice period.

5. In the event that the Company is acquired by or merges with another company, and you are not offered a position of equal status and conditions at Virata, by its parent company or the new merged company, your employment will be deemed to have been terminated. Under such circumstances you will be paid 18 months salary from the date of termination. You will continue to receive all existing benefits and your share options will continue to vest throughout this period. You will not be required to work your notice period.

6. In the event of a successful sale of the Company during your employment with the Company, you will be paid an additional cash bonus as follows:

Bonus Basis    Bonus Payment  Share Price
$55,000             $ 82,500        $1.50
$55,000             $109,450        $1.99
$80,000             $160,000        $2.00
$80,000             $239,200        $2.99
$100,000            $300,000        $3.00
$100,000            $399,000        $3.99
$125,000            $500,000        $4.00

The Bonus Basis is the cash amount per dollar of ordinary share price on the assumption that the share capital of Virata is divided into ordinary shares of 1p each. In the event of the ordinary shares being consolidated or sub-divided an appropriate adjustment will be made to the bonus payments.

Other other terms remain as in your offer letter of 10 May, 1996.

Yours sincerely

/s/ Charles Cotton

Charles Cotton
Chief Executive Officer